EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                 Periods Ended
 per share amounts)
                                    June 14,1997   June 15,1996

PRIMARY

NET INCOME                             $ 95,259         $89,437
WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         468,973         471,722
       STOCK OPTIONS                        719             269
                                        469,692         471,991

PRIMARY EARNINGS PER SHARE (*)         $    .20       $     .19

FULLY DILUTED

NET INCOME                              $95,259         $89,437
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         2,625           1,614
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                           $97,884         $91,051

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        468,973         471,722
        STOCK OPTIONS                       719             561
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003                  				        14,440          14,557
                                         484,132         486,840


FULLY DILUTED EARNINGS PER SHARE (*)   $     .20      $     .19


(*) NOTE: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.